Third Point Re Reports Second Quarter 2018 Earnings Results
Net income available to common shareholders of $19.6 million, or $0.19 per diluted common share for second quarter of 2018
HAMILTON, Bermuda, July 31, 2018, Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE:TPRE) today announced results for its second quarter ended June 30, 2018.
Third Point Re reported net income available to common shareholders of $19.6 million, or $0.19 per diluted common share, for the three months ended June 30, 2018, compared to net income of $74.6 million, or $0.71 per diluted common share, for the three months ended June 30, 2017. For the six months ended June 30, 2018, Third Point Re reported a net loss available to common shareholders of $6.4 million, or $0.06 per diluted common share, compared to net income available to common shareholders of$178.8 million, or $1.70 per diluted common share, for the six months ended June 30, 2017.
For the three months ended June 30, 2018, diluted book value per share increased by $0.24 per share, or 1.6%, to $15.63 per share as of June 30, 2018, from $15.39 per share as of March 31, 2018. For the six months ended June 30, 2018, diluted book value per share decreased by $0.02 per share, or 0.1%, to $15.63 per share from $15.65 per share as of December 31, 2017.
“We had modest gains in our investment portfolio in the second quarter and our underwriting results continued to improve as we incrementally add higher margin business. Our combined ratio for the second quarter was 103.6%, compared to 107.0% in the prior year’s second quarter and 104.5% for the first quarter of 2018,” commented Rob Bredahl, President and Chief Executive Officer. “During the second quarter, we generated gross premiums written of $50 million, bringing our gross premium written for the year to date period to $428 million, an increase of 41% compared to the prior year’s first half. Lastly, we repurchased $37 million of our common shares in the second quarter at a significant discount to our diluted book value per share, which we continue to believe is an appropriate use of our capital given our recent share price.”
The following table shows certain key financial metrics for the three and six months ended June 30, 2018 and 2017:

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	($ in millions, except for per share data and ratios)
Gross premiums written	$49.8	$156.6	$428.1	$302.9
Net premiums earned	$141.5	$173.6	$284.0	$311.6
Net underwriting loss (1)	$(5.1)	$(12.1)	$(11.4)	$(20.8)
Combined ratio (1)	103.6%	107.0%	104.0%	106.6%
Net investment return on investments managed by Third Point LLC	1.0%	4.5%	0.8%	10.6%
Net investment income	$31.2	$107.3	$29.0	$235.8
Net investment income on float (2)	$4.9	$31.2	$7.5	$67.3
Net income (loss) available to Third Point Re common shareholders	$19.6	$74.6	$(6.4)	$178.8
Diluted earnings (loss) per common share	$0.19	$0.71	$(0.06)	$1.70
Change in diluted book value per share (2)	1.6%	5.0%	(0.1)%	12.0%
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders (2)	1.2%	5.0%	(0.4)%	12.8%
Net investments managed by Third Point LLC (3)	$2,560.9	$2,589.9	$2,560.9	$2,589.9
Invested asset leverage (3)	1.6	1.6	1.6	1.6

(1)	See the accompanying Segment Reporting for a calculation of net underwriting loss and combined ratio.

(2)
Net investment income on float, change in diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders are non-GAAP financial measures. There are no comparable GAAP measures. See the accompanying Reconciliation of Non-GAAP Measures and Key Performance Indicators for an explanation and calculation of net investment income on float, diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders.

(3)	Prior year comparatives represent amounts as of December 31, 2017.

Property and Casualty Reinsurance Segment
Gross premiums written decreased by $106.8 million, or 68.2%, to $49.8 million for the three months ended June 30, 2018 from $156.6 million for the three months ended June 30, 2017. Gross premiums written increased by $125.2 million, or 41.3%, to $428.1 million for the six months ended June 30, 2018 from $302.9 million for the six months ended June 30, 2017.
The decrease in gross premiums written for the three months ended June 30, 2018 compared to the three months ended June 30, 2017 was primarily due to $109.4 million of premium from contracts with retroactive exposure in the prior year period compared to $4.3 million of premium from contracts with retroactive exposure in the three months ended June 30, 2018.
The increase for the six months ended June 30, 2018 compared to the prior year period was primarily due to new contracts, including one large multi-line quota share contract for $91.6 million, and a net increase of $44.3 million for contracts renewed in the current year period with no comparable premium in the prior year period, partially offset by contracts not renewed.
The decrease in net premiums earned in the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017 was primarily due to premium earned from retroactive exposures in reinsurance contracts in the prior year periods, partially offset by a higher in-force underwriting portfolio in the current year periods.
For the three and six months ended June 30, 2018, we recorded a net $2.4 million and a net $2.8 million improvement in the net underwriting results, respectively, related to changes in estimates of prior years’ loss reserves net of the related impact of acquisition costs.
The net underwriting loss for the three and six months ended June 30, 2017 included an insignificant amount related to changes in estimates of prior years’ loss reserves net of the related impact of acquisition costs.
Investments
The net investment return on investments managed by Third Point LLC by strategy for the three and six months ended June 30, 2018 and 2017 was as follows:

	Three months ended
	June 30, 2018			June 30, 2017
	Long	Short	Net	Long	Short	Net
Equity	3.4%	(1.9)%	1.5%	6.5%	(1.1)%	5.4%
Credit	0.3%	(0.2)%	0.1%	(0.3)%	(0.3)%	(0.6)%
Other	(1.3)%	0.7%	(0.6)%	0.2%	(0.5)%	(0.3)%
Net investment return on investments managed by Third Point LLC	2.4%	(1.4)%	1.0%	6.4%	(1.9)%	4.5%

	Six months ended
	June 30, 2018			June 30, 2017
	Long	Short	Net	Long	Short	Net
Equity	2.7%	(2.0)%	0.7%	13.0%	(2.2)%	10.8%
Credit	0.7%	(0.2)%	0.5%	0.1%	(0.4)%	(0.3)%
Other	(0.9)%	0.5%	(0.4)%	1.0%	(0.9)%	0.1%
Net investment return on investments managed by Third Point LLC	2.5%	(1.7)%	0.8%	14.1%	(3.5)%	10.6%
For the three months ended June 30, 2018, positive performance was primarily attributable to positive returns generated by the long equity portfolio, with all sectors contributing positive returns except financials. Gains in the long equity portfolio were partially offset by losses in short equity investments and market hedges. The credit portfolio posted modest net gains from strength in long structured product investments. The macroeconomic and other portfolio detracted from overall returns due to negative performance from some currency hedges and a merger arbitrage position.
For the six months ended June 30, 2018, the investment portfolio performance was modestly positive as strong results for several core long equity positions were offset by losses from short investments, market hedges, and investments in emerging markets. Within equities, gains from long investments in the healthcare and technology, media and telecommunication sectors were offset by losses in the consumer sector. Across the remaining portfolio, positive performance in structured credit was partially offset by losses in the macroeconomic and other portfolio, primarily driven by weakness in currency hedges.

Share Repurchase Program
During the three months ended June 30, 2018, the Company repurchased 2,685,965 of its common shares in the open market for $36.6 million at a weighted average cost of $13.62 per share. During the six months ended June 30, 2018, the Company repurchased 4,324,273 of its common shares in the open market for $60.4 million at a weighted average cost of $13.97 per share.
As of June 30, 2018, the Company was authorized to repurchase up to an aggregate of $139.6 million of additional common shares under its share repurchase program.
Conference Call Details
The Company will hold a conference call to discuss its second quarter 2018 results at 8:30 a.m. Eastern Time on August 1, 2018. The call will be webcast live over the Internet from the Company’s website at www.thirdpointre.bm under the “Investors” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will also be available by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international). Participants should ask for the Third Point Reinsurance Ltd. second quarter earnings conference call.
A replay of the live conference call will be available approximately three hours after the call. The replay will be available on the Company’s website or by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 13680889. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on August 8, 2018.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: results of operations fluctuate and may not be indicative of our prospects; more established competitors; losses exceeding reserves; highly cyclical property and casualty reinsurance industry; downgrade or withdrawal of ratings by rating agencies; significant decrease in our capital or surplus; dependence on key executives; dependence on letter of credit facilities that may not be available on commercially acceptable terms; inability to service our indebtedness; limited cash flow and liquidity due to our indebtedness; inability to raise necessary funds to pay principal or interest on debt; potential lack of availability of capital in the future; credit risk associated with the use of reinsurance brokers; future strategic transactions such as acquisitions, dispositions, mergers or joint ventures; dependence on Third Point LLC to implement our investment strategy; decline in revenue due to poor performance of our investment portfolio; risks associated with our investment strategy being greater than those faced by competitors; termination by Third Point LLC of our investment management agreements; potential conflicts of interest with Third Point LLC; losses resulting from significant investment positions; credit risk associated with the default on obligations of counterparties; ineffective investment risk management systems; fluctuations in the market value of our investment portfolio; trading restrictions being placed on our investments; limited termination provisions in our investment management agreements; limited liquidity and lack of valuation data on our investments; U.S. and global economic downturns; specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the U.S., and in special situation or distressed companies; loss of key employees at Third Point LLC; Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative; increased regulation or scrutiny of alternative investment advisers affecting our reputation; suspension or revocation of our reinsurance licenses; potentially being deemed an investment company under U.S. federal securities law; failure of reinsurance subsidiaries to meet minimum capital and surplus requirements; changes in Bermuda or other law and regulation that may have an adverse impact on our operations; Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation; potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company; subjection of our affiliates to the base erosion and anti-abuse tax; potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; risks associated with the expected change in our investment management structure; and other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures and Other Financial Metrics
In presenting Third Point Re’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including net investment income (loss) on float, basic and diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Re BDA and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), writes property and casualty reinsurance business. Third Point Re BDA and Third Point Re USA each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and President, Third Point Reinsurance (USA) Ltd.
investorrelations@thirdpointre.bm
+1 441-542-3333

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of June 30, 2018 and December 31, 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2018	December 31, 2017
Assets
Equity securities, trading, at fair value (cost - $2,065,215; 2017 - $1,868,735)	$2,427,768	$2,283,050
Debt securities, trading, at fair value (cost - $674,673; 2017 - $711,322)	617,913	675,158
Other investments, at fair value	52,444	37,731
Total investments in securities	3,098,125	2,995,939
Cash and cash equivalents	17,451	8,197
Restricted cash and cash equivalents	569,968	541,136
Due from brokers	258,764	305,093
Derivative assets, at fair value	34,738	73,372
Interest and dividends receivable	4,385	3,774
Reinsurance balances receivable	631,952	476,008
Deferred acquisition costs, net	264,408	258,793
Unearned premiums ceded	17,606	1,049
Loss and loss adjustment expenses recoverable	1,414	1,113
Other assets	10,808	7,320
Total assets	$4,909,619	$4,671,794
Liabilities
Accounts payable and accrued expenses	$12,044	$34,632
Reinsurance balances payable	74,013	41,614
Deposit liabilities	129,700	129,133
Unearned premium reserves	792,096	649,518
Loss and loss adjustment expense reserves	791,313	720,570
Securities sold, not yet purchased, at fair value	443,216	394,278
Securities sold under an agreement to repurchase	—	29,618
Due to brokers	926,588	770,205
Derivative liabilities, at fair value	12,380	14,503
Performance fee payable to related party	4,641	—
Interest and dividends payable	5,718	4,275
Senior notes payable, net of deferred costs	113,821	113,733
Total liabilities	3,305,530	2,902,079
Commitments and contingent liabilities
Redeemable noncontrolling interests in related party	7,179	108,219
Shareholders' equity
Preference shares (par value $0.10; authorized, 30,000,000; none issued)	—	—
Common shares (Issued: 2018 - 99,627,399; 2017 - 107,227,347; Outstanding: 2018 - 99,627,399; 2017 - 103,282,427)	9,963	10,723
Treasury shares (2018 - 0; 2017 - 3,944,920)	—	(48,253)
Additional paid-in capital	994,170	1,099,599
Retained earnings	587,621	594,020
Shareholders’ equity attributable to Third Point Re common shareholders	1,591,754	1,656,089
Noncontrolling interests in related party	5,156	5,407
Total shareholders' equity	1,596,910	1,661,496
Total liabilities, noncontrolling interests and shareholders’ equity	$4,909,619	$4,671,794

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three and six months ended June 30, 2018 and 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues
Gross premiums written	$49,765	$156,564	$428,125	$302,918
Gross premiums ceded	(3,479)	(1,425)	(18,125)	(2,550)
Net premiums written	46,286	155,139	410,000	300,368
Change in net unearned premium reserves	95,207	18,419	(126,021)	11,199
Net premiums earned	141,493	173,558	283,979	311,567
Net investment income before management and performance fees to related parties	45,668	140,631	53,507	308,466
Management and performance fees to related parties	(14,493)	(33,306)	(24,540)	(72,631)
Net investment income	31,175	107,325	28,967	235,835
Total revenues	172,668	280,883	312,946	547,402
Expenses
Loss and loss adjustment expenses incurred, net	84,000	107,379	176,620	193,274
Acquisition costs, net	57,584	68,641	108,989	123,093
General and administrative expenses	9,696	15,014	19,177	25,586
Other expenses	3,983	2,105	7,978	5,006
Interest expense	2,051	2,051	4,080	4,077
Foreign exchange (gains) losses	(8,847)	4,781	(2,236)	4,796
Total expenses	148,467	199,971	314,608	355,832
Income (loss) before income tax expense	24,201	80,912	(1,662)	191,570
Income tax expense	(4,390)	(5,307)	(4,518)	(10,605)
Net income (loss)	19,811	75,605	(6,180)	180,965
Net income attributable to noncontrolling interests in related party	(209)	(1,027)	(219)	(2,201)
Net income (loss) available to Third Point Re common shareholders	$19,602	$74,578	$(6,399)	$178,764
Earnings (loss) per share available to Third Point Re common shareholders
Basic earnings (loss) per share available to Third Point Re common shareholders	$0.20	$0.73	$(0.06)	$1.73
Diluted earnings (loss) per share available to Third Point Re common shareholders	$0.19	$0.71	$(0.06)	$1.70
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	99,498,901	102,283,844	100,342,636	103,144,078
Diluted	102,032,485	104,569,226	100,342,636	105,149,710

THIRD POINT REINSURANCE LTD.
SEGMENT REPORTING

	Three months ended June 30, 2018			Three Months Ended June 30, 2017
	Property and Casualty Reinsurance	Corporate	Total	Property and Casualty Reinsurance	Corporate	Total
Revenues	($ in thousands)			($ in thousands)
Gross premiums written	$49,765	$—	$49,765	$156,564	$—	$156,564
Gross premiums ceded	(3,479)	—	(3,479)	(1,425)	—	(1,425)
Net premiums written	46,286	—	46,286	155,139	—	155,139
Change in net unearned premium reserves	95,207	—	95,207	18,419	—	18,419
Net premiums earned	141,493	—	141,493	173,558	—	173,558
Expenses
Loss and loss adjustment expenses incurred, net	84,000	—	84,000	107,379	—	107,379
Acquisition costs, net	57,584	—	57,584	68,641	—	68,641
General and administrative expenses	4,963	4,733	9,696	9,649	5,365	15,014
Total expenses	146,547	4,733	151,280	185,669	5,365	191,034
Net underwriting loss	(5,054)	n/a	n/a	(12,111)	n/a	n/a
Net investment income	4,922	26,253	31,175	31,206	76,119	107,325
Other expenses	(3,983)	—	(3,983)	(2,105)	—	(2,105)
Interest expense	—	(2,051)	(2,051)	—	(2,051)	(2,051)
Foreign exchange gains (losses) (1)	8,847	—	8,847	(4,781)	—	(4,781)
Income tax expense	—	(4,390)	(4,390)	—	(5,307)	(5,307)
Net income attributable to noncontrolling interests in related party	—	(209)	(209)	—	(1,027)	(1,027)
Segment income	$4,732	$14,870		$12,209	$62,369
Net income available to Third Point Re common shareholders			$19,602			$74,578
Property and Casualty Reinsurance - Underwriting Ratios (2):
Loss ratio	59.4%			61.9%
Acquisition cost ratio	40.7%			39.5%
Composite ratio	100.1%			101.4%
General and administrative expense ratio	3.5%			5.6%
Combined ratio	103.6%			107.0%

	Six months ended June 30, 2018			Six months ended June 30, 2017
	Property and Casualty Reinsurance	Corporate	Total	Property and Casualty Reinsurance	Corporate	Total
Revenues	($ in thousands)			($ in thousands)
Gross premiums written	$428,125	$—	$428,125	$302,918	$—	$302,918
Gross premiums ceded	(18,125)	—	(18,125)	(2,550)	—	(2,550)
Net premiums written	410,000	—	410,000	300,368	—	300,368
Change in net unearned premium reserves	(126,021)	—	(126,021)	11,199	—	11,199
Net premiums earned	283,979	—	283,979	311,567	—	311,567
Expenses
Loss and loss adjustment expenses incurred, net	176,620	—	176,620	193,274	—	193,274
Acquisition costs, net	108,989	—	108,989	123,093	—	123,093
General and administrative expenses	9,787	9,390	19,177	15,961	9,625	25,586
Total expenses	295,396	9,390	304,786	332,328	9,625	341,953
Net underwriting loss	(11,417)	n/a	n/a	(20,761)	n/a	n/a
Net investment income	7,521	21,446	28,967	67,326	168,509	235,835
Other expenses	(7,978)	—	(7,978)	(5,006)	—	(5,006)
Interest expense	—	(4,080)	(4,080)	—	(4,077)	(4,077)
Foreign exchange gains (losses) (1)	2,236	—	2,236	(4,796)	—	(4,796)
Income tax expense	—	(4,518)	(4,518)	—	(10,605)	(10,605)
Net income attributable to noncontrolling interests in related party	—	(219)	(219)	—	(2,201)	(2,201)
Segment income (loss)	$(9,638)	$3,239		$36,763	$142,001
Net income (loss) available to Third Point Re common shareholders			$(6,399)			$178,764
Property and Casualty Reinsurance - Underwriting Ratios (2):
Loss ratio	62.2%			62.0%
Acquisition cost ratio	38.4%			39.5%
Composite ratio	100.6%			101.5%
General and administrative expense ratio	3.4%			5.1%
Combined ratio	104.0%			106.6%

(1)
Foreign exchange gains (losses) primarily result from the revaluation of foreign currency loss and loss adjustment expense reserves denominated in non-U.S. dollar. Non-U.S. dollar reinsurance assets, or balances held in trust accounts securing reinsurance liabilities generally offset reinsurance liabilities in the same non-U.S. dollar currencies resulting in minimal net exposure. As a result, the foreign exchange gains (losses) on loss and loss adjustment expense reserves in the period are offset by corresponding foreign exchange gains (losses) included in net investment income resulting from the revaluation of foreign currency reinsurance collateral held in trust accounts, which is presented as part of the Property and Casualty segment. In the three months ended March 31, 2018, the Company modified the presentation of its operating segment to allocate foreign exchange gains (losses) to the Property and Casualty Reinsurance Segment to better align with the reinsurance activities that result in these foreign exchange gains and losses. These amounts had previously been presented as part of the Company’s corporate function. Prior period segment results have been adjusted to conform to this presentation.

(2)	Underwriting ratios are calculated by dividing the related expense by net premiums earned.

THIRD POINT REINSURANCE LTD.
NON-GAAP MEASURES AND RECONCILIATIONS & KEY PERFORMANCE INDICATORS
Non-GAAP Measures
Basic Book Value per Share and Diluted Book Value per Share
Basic book value per share and diluted book value per share are non-GAAP financial measures and there are no comparable GAAP measures. Basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing shareholders’ equity attributable to Third Point Re common shareholders by the number of common shares outstanding, excluding the total number of unvested restricted shares, at period end. Diluted book value per share, as presented, is a non-GAAP financial measure and represents basic book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. For unvested restricted shares with a performance condition, we include the unvested restricted shares for which we consider vesting to be probable. Change in basic book value per share is calculated by taking the change in basic book value per share divided by the beginning of period book value per share. Change in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

	June 30, 2018	December 31, 2017
Basic and diluted book value per share numerator:	($ in thousands, except share and per share amounts)
Shareholders’ equity attributable to Third Point Re common shareholders	$1,591,754	$1,656,089
Effect of dilutive warrants issued to founders and an advisor	34,950	46,512
Effect of dilutive stock options issued to directors and employees	51,422	51,422
Diluted book value per share numerator	$1,678,126	$1,754,023
Basic and diluted book value per share denominator:
Common shares outstanding	99,627,399	103,282,427
Unvested restricted shares	(2,050,115)	(1,873,588)
Basic book value per share denominator:	97,577,284	101,408,839
Effect of dilutive warrants issued to founders and an advisor	3,494,979	4,651,163
Effect of dilutive stock options issued to directors and employees	5,123,531	5,123,531
Effect of dilutive restricted shares issued to directors and employees	1,202,464	905,412
Diluted book value per share denominator	107,398,258	112,088,945

Basic book value per share	$16.31	$16.33
Diluted book value per share	$15.63	$15.65
Net Investment Income on Float
Net investment income on float is an important aspect of our property and casualty reinsurance operation. In an insurance or reinsurance operation, float arises because premiums and proceeds from deposit accounted contracts are collected before losses are paid. In some instances, the interval between receipts and payments can extend over many years. During this time interval, insurance and reinsurance companies invest the premiums received and generate investment returns.We track cash flows generated by our property and casualty reinsurance operations, or float, in separate accounts that allow us to also track the net investment income generated on the float. We believe that net investment income generated on float is an important consideration in evaluating the overall contribution of our property and casualty reinsurance operation to our consolidated results. It is also explicitly considered as part of the evaluation of management’s performance for purposes of long-term incentive compensation. Net investment income on float as presented is a non-GAAP financial measure. See the table below for a reconciliation of net investment income on float to net investment income.

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	($ in thousands)
Net investment income	$31,175	$107,325	$28,967	$235,835
Less: other investment income (loss)	(9)	193	(12)	460
Net investment income on investments managed by Third Point LLC	31,184	107,132	28,979	235,375
Less: net investment income on capital	26,262	75,926	21,458	168,049
Net investment income on float	$4,922	$31,206	$7,521	$67,326
Return on Beginning Shareholders’ Equity Attributable to Third Point Re Common Shareholders
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders, as presented, is a non-GAAP financial measure. Return on beginning shareholders’ equity attributable to Third Point Re common shareholders is calculated by dividing net income (loss) available to Third Point Re common shareholders by the beginning shareholders’ equity attributable to Third Point Re common shareholders. We believe that return on beginning shareholders’ equity attributable to Third Point Re common shareholders is an important measure because it assists our management and investors in evaluating the Company’s profitability. For the three and six months ended June 30, 2018, we have also adjusted the beginning shareholders’ equity attributable to Third Point Re common shareholders for the impact of the shares repurchased on a weighted average basis. For a period where there was a loss, this adjustment decreased the stated returns on beginning shareholders’ equity and for a period where there was a gain, this adjustment increased the stated returns on beginning shareholders’ equity.

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	($ in thousands)
Net income (loss) available to Third Point Re common shareholders	$19,602	$74,578	$(6,399)	$178,764
Shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	1,607,422	1,501,681	1,656,089	1,414,051
Impact of weighting related to shareholders’ equity from shares repurchased	(7,606)	(9,863)	(13,673)	(16,882)
Adjusted shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	$1,599,816	$1,491,818	$1,642,416	$1,397,169
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders	1.2%	5.0%	(0.4)%	12.8%
Key Performance Indicators
Net Investment Return on Investments Managed by Third Point LLC
Net investment return represents the return on our investments managed by Third Point LLC, net of fees. The net investment return on investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our investment assets managed by Third Point LLC, net of total noncontrolling interest. The stated return is net of withholding taxes, which are presented as a component of income tax expense in our condensed consolidated statements of income (loss). Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.
Invested Asset Leverage
Invested asset leverage is a ratio calculated by dividing our net investments managed by Third Point LLC by shareholders’ equity attributable to Third Point Re common shareholders and is a key metric in assessing the amount of insurance float generated by our reinsurance operation that has been invested by our investment manager, Third Point LLC.  Given the sensitivity of our return on beginning shareholders’ equity to our net investment return on investments managed by Third Point LLC, invested asset leverage is an important metric that management monitors.  It is also an important metric by which we evaluate our capital adequacy for rating agency and regulatory purposes.  Maintaining an appropriate invested asset leverage in order to optimize our return potential, while maintaining sufficient rating agency and regulatory capital is an important aspect of how we manage the Company. We generally target an invested asset leverage ratio within a range of approximately 1.5 to 1.6, which we believe appropriately balances our return potential against the risk within our investment portfolio.